Exhibit 10.11

EMPLOYMENT AGREEMENT

THIS AGREEMENT (the “Agreement”) dated December 6, 2010 (the “Effective Date”), is entered into by and between Freddy Holder (the “Executive”) and Vertical Computer Systems, Inc. and its subsidiaries and/or affiliates, located at 101 West Renner Rd, Suite 300, Richardson, TX 75082 (the “Company”).

BACKGROUND

A.          The Company has been established for the purpose of developing and providing software products ranging from Internet core technologies, and administrative software to derivative software application products.

B.           The Company desires to employ the Executive as Chief Financial Officer and the Executive desires to be so employed and;

NOW, THEREFORE, the parties desire to memorialize herein the terms and conditions of the Executive’s employment. In consideration of the mutual covenants and promises contained herein and other good and valuable consideration, the parties hereby acknowledge the receipt and sufficiency of which hereto, the parties agree as follows:

1.           Position.  The Executive shall serve as Chief Financial Officer in accordance with the terms set forth in this Agreement.  The Executive shall have the duties and responsibilities set forth in Schedule 1 and such other duties and responsibilities inherent in this position unless otherwise directed by the Board of Directors (the “Board”).  Unless otherwise directed by the Board, the Executive shall report to the Company’s CEO and the Executive shall perform any other duties reasonably required by the CEO.

2.           Term of Employment.   Subject to the provisions of this Agreement, the term of the Executive’s employment under this Agreement shall commence on the Effective Date and runs for a period that consists of (a) TWO (2) years (the “Initial Term”) and (b) any renewal terms for successive periods of one (1) year (the “Renewal Term(s)”).  Unless either party elects to terminate this Agreement at the end of the Initial Term or any Renewal Term by giving the other party written notice of such election at least ninety (90) days before the expiration of the then-current term, this Agreement shall be deemed to have been renewed for an additional term of one (1) year commencing on the day after the expiration of the then-current term.  In the event that the Executive elects not to renew this Agreement this Section 2 shall govern the Executive’s termination, without reference to Section 4, and the Company shall provide the Executive all compensation and benefits to which the Executive is entitled through the date of termination and thereafter the Company’s obligation hereunder shall cease. In the event that the Company elects not to renew this Agreement, this section 2 shall govern the Executive’s termination, without reference to Section 4, and the Company shall provide Executive thirteen (13) weeks of salary which shall be paid according to and as part of the Company’s normal payroll cycle and provide for continuation of all Company benefits to Executive, subject to the approval of the Company’s group insurance carrier(s), for a period of six (6) months in the manner provided as of the date of termination.

3.           Compensation and Bonus.

3.1           Salary. The Company shall pay the Executive an annual base salary of ONE HUNDRED SIXTY THOUSAND DOLLARS U. S. ($160,000.00) during the term of the Executive’s employment, payable in accordance with the semi-monthly payroll disbursement cycle in use by the Company (“Base Compensation”). The Executive’s Base Compensation shall be reviewed and may be increased each year during the term of the Executive’s employment, provided that the Company’s performance criteria are achieved as set forth by the Board of Directors (the BOARD”) each year; and

3.2           Bonus.  The Executive shall receive an annual bonus one hundred twenty (120) days after the end of the Company’s fiscal year from a pool equal to five (5) percent of the Company taxable income before net operating loss deduction and special deductions from the federal tax return filed.  The Executive’s share of the bonus pool is equal to the percentage of the Executive’s annual base compensation to the total combined annual base compensation of all executives of the Company in bonus pool for 50% of the bonus pool and a discretionary share of the remaining 50% of bonus pool based upon the Executive Committee’s allocation based upon the individual Executive’s performance as determined by the Executive Committee at its sole and absolute discretion.

3.3           Grant of Restricted Stock. Executive shall receive SIX HUNDRED (600,000) restricted shares of common stock of Vertical Computer Systems, Inc. These shares shall vest over a period of three (3) years in installments of TWO HUNDRED  THOUSAND   (200,000), TWO HUNDRED THOUSAND   (200,000), and TWO HUNDRED THOUSAND   (200,000) on the first, second and third yearly anniversaries, respectively, of the Effective Date.  The Executive agrees that such shares shall be subject to the terms of the Restricted Stock Agreement (the “Restricted Stock Agreement”), entered into on November 24, 2010.

3.4           Performance of Duties.  Executive acknowledges that full business time will require that Executive work a minimum forty (40) hours per week, except as otherwise directed by the President.  The Executive shall comply with all policies, procedures and budgets established by the Company in the performance of the Executive’s duties and responsibilities.  During Executive’s employment with the Company, (i) the Executive’s entire working time, energy, skill and best efforts shall be devoted to the performance of the Executive’s duties hereunder in a manner which will faithfully and diligently further the business and interests of the Company; and (ii) the Executive shall not accept any other employment, or engage, directly or indirectly, in any other business, commercial, or professional activity (whether or not providing compensation) that is or may be competitive with the Company or any Affiliate that might create a conflict of interest with the Company or any affiliate or that otherwise might interfere with the business of the Company or any affiliate.  The Executive may engage in charitable, civic, fraternal, professional and trade association activities that do not interfere materially with the Executive’s obligations to the Company;

3.5           Vacation and Sick Leave.     The Executive will be entitled to THREE (3) weeks of vacation and sick leave equal to six (6) days per year.  Except as expressly set forth in this paragraph, vacation time and sick leave accumulation will be in accordance with the Company’s policies and practices as set forth in the Company’s employee manual.  The Executive’s use of vacation time shall be approved by the Executive’s supervisor, not unreasonably withheld.  Sick leave shall accumulate at the rate of one half day per month;

3.6           Expenses.     The Company shall reimburse the Executive for all expenses incurred in connection with the Executive’s duties on behalf of the Company, provided that the Executive shall keep, and present to the Company, records and receipts relating to reimbursable expenses incurred by the Executive.  Such records and receipts shall be maintained and presented in a format, and with such regularity, as the Company reasonably may require in order to substantiate the Company’s right to claim income tax deductions for such expenses.  Without limiting the generality of the foregoing, the Executive shall be entitled to reimbursement for all reasonable business-related travel, business-related entertainment, whether at the Executive’s residence or otherwise, or other costs and customary business expenses reasonably incident to the performance of the Executive’s duties on behalf of the Company. The Executive will be entitled to reimbursement of all reasonable, customary business expenses incurred by the Executive in the performance of the Executive’s duties. Expenses will be paid at a maximum of 30 days after the submission of the report.

3.7           Benefits.  The Executive will be entitled to participate in the employee benefit plans or programs of the Company, including medical and life insurance and profit sharing, to the fullest extent possible, subject to the rules and regulations applicable hereto and to standard eligibility and vesting requirements of any coverage and shall be furnished with other services and prerequisites appropriate to the Executive’s position.  Without limiting the generality of the foregoing, the Executive shall be entitled to the following benefits paid by the Company, in accordance with the Company’s then-current Company policy:

(a)           Comprehensive medical insurance for the Executive, the Executive’s spouse, and the Executive’s dependent children;

(b)          Dental insurance for the Executive, the Executive’s spouse, and the Executive’s dependent children;

(c)           Group term life insurance with death benefits equal to one hundred percent (100%) of base salary; and

(d)          Annual physical examinations;

4.	Termination.

4.1           Due to Disability.

If the Executive is unable to perform the essential functions of his job due to partial or total disability or incapacity resulting from a mental or physical illness, injury or any other cause for a period of ten (10) consecutive weeks or for a cumulative period of seventy (70) business days during any five (5) month period (“Disability”), then, to the extent permitted by law, the Company shall have the right to terminate this Agreement thereafter, in which event the Company shall have no further obligations or liabilities hereunder after the date of such termination except the Executive will be deemed disabled and entitled to the payment of the Executive’s base salary at its then current rate for a period of six (6) months following the date the Executive is first unable to perform the essential functions of his job due to such disability or incapacity which shall be paid according to and as part of the Company’s normal payroll cycle. Thereafter, the Company shall have no obligation for base salary, bonus or other compensation payments to the Executive.  EXECUTIVE REPRESENTS THAT TO THE BEST OF THE EXECUTIVE’S KNOWLEDGE THE EXECUTIVE HAS NO MEDICAL CONDITION THAT COULD CAUSE PARTIAL OR TOTAL DISABILITY THAT WOULD RENDER THE EXECUTIVE UNABLE TO PERFORM THE DUTIES SPECIFIED IN THIS AGREEMENT OTHERWISE THE BENEFITS IN THIS PARAGRAPH SHALL BE NULL AND VOID.

4.2           Due to Death.

In the event of the termination of the Executive’s employment due to the Executive’s death, the Executive or the Executive’s legal representatives, as the case may be, shall be entitled, at the Company’s expense, as follows:

(a)           In the case of death, unpaid Base Compensation earned or accrued through the Executive’s date of death and continued Base Compensation at a rate in effect at the time of death, through the end of twelve (12) months after which the Executive’s death occurs or the end of the employment term, which ever is the lesser amount which in no case shall such continuation be for a period of less than three (3) months, which shall be paid according to and as part of the Company’s normal payroll cycle.

(b)           Any performance or special incentive bonus earned but not yet paid shall be in accordance with the Company’s current payment policy;

(c)           A pro rata performance bonus for the year in which employment terminates due to death based on the performance of the Company for the year during which such termination occurs and shall be in accordance with the Company’s current payment policy;

(d)           Any other compensation and benefits to which the Executive or the Executive’s legal representatives may be entitled under applicable plans, programs and agreements of the Company to the extent permitted under the respective terms thereof, including, without limitation, life insurance payouts as provided in Section 3.7 above.

4.3           For Cause. The Company may terminate the Executive’s employment relationship with the Company at any time for Cause.

(a)           For purposes of this Agreement, termination of employment of the Executive by the Company “for cause” means termination for the following reasons: (i) frequent and unjustifiable absenteeism, other than solely by reason of the Executive's illness or physical or mental disability; (ii) insubordination or the Executive’s continued violation of the Executive’s obligation to perform the duties and responsibilities normally required of the Executive’s position, which are willful or grossly negligent, after the Executive  has been given written notice from the Executive’s supervisor describing the Executive’s violations and has failed to cure or commence to cure such violations within thirty (30) days; (iii) failing to follow the reasonable instructions of the Executive’s supervisor; and (iv) a willful act of embezzlement or dishonesty which is materially injurious to the Company; and

(b)           The Company shall have no further obligation to pay the Executive for Base Compensation or other form of compensation or benefits (a) .  The Company shall only be required to pay Executive for Base Compensation up through the date of termination of employment and any reimbursement of appropriately documented expenses incurred by the Executive before the termination of employment, to the extent that the Executive would have been entitled to such reimbursement but for the termination of employment.

4.4           Without Cause. At any time, the Company may terminate the Executive for any reason, without cause, by providing the Executive ten (10) days’ advance written notice with payment of  (a) the balance of Base Compensation for the remaining term of this Agreement, which in  no case shall be less than six (6) months’ Base Compensation which shall be paid according to and as part of the Company’s normal payroll cycle, (b) all amounts accrued through the date of termination,  and (c) reimbursement of appropriately documented expenses incurred by the Executive before the termination of employment, and provide the Executive all Company benefits for the balance of the term of this Agreement, which in no case shall be less than six (6) months.  Thereafter, all obligations of the Company under this Agreement shall cease. The Company may dismiss the Executive without cause notwithstanding anything to the contrary contained in or arising from any statements, policies, or practices of the Company.

4.5           Good Reason.  Executive may terminate his employment for Good Reason (as defined below) and shall be entitled to continued health insurance benefits and Base Compensation at the rate in effect at the time of his termination for Good Reason, through the end of twelve (12) months after which Executive’s employment is terminated for Good Reason. For the purpose of this Agreement, a termination for Good Reason means (i) a material and adverse change in Executive’s responsibilities, status or position as the Chief Financial officer of Company, except in connection with the termination of Executive’s employment for Cause, or as a result of Executive’s death, or as a result of Executive’s Disability; or (ii) requiring Executive to be principally based at any office or location more than 30 miles from the current offices of Company located in Richardson, Texas or existing approved location; or (iii) the failure of Company to pay any compensation provided herein when due within 15 days following written notice from Executive; or (iv) a reduction (other than for Cause) in Employee’s Base Salary as of the Effective Date; or (v) the failure by an entity that is the survivor in a merger with the Company, or that acquires substantially all of the assets of the Company, to assume the obligations under this Agreement in writing; or (vi any person (defined for the purpose of this section to mean any person within the meaning of Section 13(d) of the Security Exchange Act  of 1934 ( the “Exchange Act”), other than the Company, or an employee benefit plan established by the Board of Directors of the Company, acquires, directly or indirectly, the beneficial ownership (determined under Rule 13d-3 of the regulations promulgated by the Security and Exchange Commission under Section 13(d) of the Exchange Act) of securities issued by the Company having twenty percent (20%) or more of the voting power of all of the voting securities issued by the company in the election of directors at the meeting of the holders of voting securities to be held for such purpose; or (vii) a majority of the directors elected at any meeting of the holders of voting securities of the Company are persons who were not nominated for such election by the Board of Directors of the Company or a duly constituted committee of the Board of Directors of the Company having authority in such matters

4.6           Termination Obligations.

(a)           All of the Company’s tangible Property shall be returned promptly to the Company upon termination of Executive’s employment at the Company’s expense;

(b)           All benefits to which the Executive is otherwise entitled shall cease upon the Executive’s termination, unless explicitly continued either under this Agreement or under any specific written policy or benefit plan of the Company;

(c)           Upon termination of Executive’s employment, the Executive shall be deemed to have resigned from all offices and directorships then held with the Company or any Affiliate;

(d)           The provisions of Sections 4.6, 5, 6, 7, 8, 9, and 11 and any other provision which by its terms is meant to survive termination of this Agreement, shall survive termination of this Agreement; and

(e)           Following termination of Executive’s employment, the Executive shall reasonably cooperate with the Company in all matters relating to completing pending work on behalf of the Company and the orderly transfer of work to other employees of the Company not to exceed ten (10) days from the Executive’s termination. The Executive shall also reasonably cooperate in the defense of any action brought by any third party against the Company that relates in any way to the Executive’s acts or omissions while employed by the Company.

4.7           No Other Termination Obligations.  Other than as provided in Section 2 or Section 4, the Executive shall have no claim whatsoever against the Company for compensation, damages or any other amounts arising out of or relating to the expiry of the term or termination of the Executive’s employment, including claims arising at common law or under statute.

5.           Confidentiality and Non-Disclosure.  The Executive agrees to abide by the terms of the Confidentiality and Development Agreement appended hereto as Exhibit A and to comply with such confidentiality, non-disclosure, non-solicitation, and proprietary information policies now in effect by the Company or as may be established in the future.   In the event of conflict between this Agreement and the Confidentiality and Development Agreement, the Terms of the Confidentiality and Development Agreement shall control.

6.	The Company Property.

6.1           All products, records, designs, patents, plans, data, manuals, brochures, memoranda, devices, lists and other property delivered to the Executive by or on behalf of the Company, all confidential information including, but not limited to, lists of potential customers, prices, and similar confidential materials or information respecting the business affairs of the Company, such as hardware manufacturers, software developers, networks, strategic partners, business practices regarding technology and schedules, legal actions and personnel information, and all records compiled by the Executive which pertain to the business of the Company, and all rights, title and interest now existing or that may exist in the future in and to any intellectual property rights created by the Executive for the Company, in performing the Executive’s duties during the term of this Agreement shall be and remain the property of the Company.  The Executive agrees to execute and deliver at a future date any further documents that the Company determines may be necessary or desirable to perfect the Company’s ownership in any intellectual or other property rights.

6.2           All products, records, designs, patents, plans, data, manuals, brochures, memoranda, devices, lists and other property delivered to the Executive by or on behalf of the Company, all confidential information including, but not limited to, lists of potential customers, prices, and similar confidential materials or information respecting the business affairs of the Company, such as hardware manufacturers, software developers, networks, strategic partners, business practices regarding technology and schedules, legal actions and personnel information, and all records compiled by the Executive which pertain to the business of the Company, and all rights, title and interest now existing or that may exist in the future in and to any intellectual property rights created by the Executive for the Company, in performing the Executive’s duties during the term of this Agreement shall be and remain the property of the Company.  The Executive agrees to execute and deliver at a future date any further documents that the Company determines may be necessary or desirable to perfect the Company’s ownership in any intellectual or other property rights.

7.	Inventions.

7.1              “Inventions” shall mean any and all writings, original works or authorship, inventions, trademarks, service marks, patents, copyrights, trade secrets, improvements, processes, designs, formulas, discoveries, technology, computer hardware or software, procedures and/or techniques which the Executive may make, conceive, discover, reduce to practice or develop, either solely or jointly with any other person or persons, at any time during Executive’s employment, whether or not during working hours and whether or not at the request or upon the suggestion of the Company, which relate to or are useful in connection with any business now or hereafter carried on or contemplated by the Company, including developments or expansions of its present fields of operations;

7.2           The Executive shall make full disclosure to the Company of all Inventions and shall do everything necessary or desirable to vest the absolute title thereto in the Company. The Executive shall write and prepare all specifications and procedures regarding such inventions, improvements, processes, procedures and techniques and otherwise aid and assist the Company so that the Company can prepare and present applications for copyright or Letters Patent therefor and can secure such copyright or Letters Patent wherever possible, as well as reissues, renewals, and extensions thereof, and can obtain the record title to such copyright or patents so that the Company shall be the sole and absolute owner thereof in all countries in which it may desire to have copyright or patent protection. The Executive shall not be entitled to any additional or special compensation or reimbursement regarding any Invention;

7.3           All Inventions shall be the sole and exclusive property of the Company. The Executive agrees to, and hereby does, assign to the Company all of the Executive’s right, title, and interest (throughout the United States and in all foreign countries), free and clear of all liens and encumbrances, in and to each Invention.

7.4          Continuing Obligations. The rights and obligations of the Executive and the Company set forth in this Section shall survive the termination of the Executive’s employment and the expiration of this Agreement

8.	Arbitration.

8.1           Arbitrable Claims. All disputes arising pursuant to this Agreement, except disputes related to the Executive’s breach of its obligations with respect to the Company Intellectual Property or the Company Confidential Information shall be resolved pursuant to binding arbitration and be deemed “Arbitrable Claims”. All persons and entities specified in the preceding sentence (other than the Company and the Executive) shall be considered third-party beneficiaries of the rights and obligations created by this Section on Arbitration. Arbitrable Claims shall include, but are not limited to, contract (express or implied) and tort claims of all kinds, as well as all claims based on any federal, state or local law, statute or regulation, excepting only claims under applicable workers’ compensation law and unemployment insurance claims. By way of example and not in limitation of the foregoing, Arbitrable Claims shall include any claims arising under Title VII of the Civil Rights Act of 1964, the Age Discrimination in Employment Act, the Americans with Disabilities;

8.2           Procedure. Arbitration of Arbitrable Claims shall be in accordance with the National Rules for the Resolution of Employment Disputes of the American Arbitration Association, as amended (“AAA Employment Rules”), as augmented in this Agreement. Arbitration shall be initiated as provided by the AAA Employment Rules, although the written notice to the other party initiating arbitration shall also include a statement of the claim(s) asserted and the facts upon which the claim(s) are based. Arbitration shall be final and binding upon the parties and shall be the exclusive remedy for all Arbitrable Claims. Either party may bring an action in court to compel arbitration under this Agreement and to enforce an arbitration award. Otherwise, neither party shall initiate or prosecute any lawsuit or administrative action in any way related to any Arbitrable Claim. Notwithstanding the foregoing, either party may, at its option, seek injunctive relief. All arbitration hearings under this Agreement shall be conducted in Fort Worth, Texas. THE PARTIES HEREBY WAIVE ANY RIGHTS THEY MAY HAVE TO TRIAL BY JURY IN REGARD TO ARBITRABLE CLAIMS, INCLUDING, WITHOUT LIMITATION, ANY RIGHT TO TRIAL BY JURY AS TO THE MAKING, EXISTENCE, VALIDITY OR ENFORCEABILITY OF THE AGREEMENT TO ARBITRATE;

8.3           Arbitrator Selection and Authority. All disputes involving Arbitrable Claims shall be decided by a single arbitrator. The arbitrator shall be selected by mutual agreement of the parties within thirty (30) days of the effective date of the notice initiating the arbitration. If the parties cannot agree on an arbitrator, then the complaining party shall notify the AAA and request selection of an arbitrator in accordance with the AAA Employment Rules. The arbitrator shall have authority to award equitable relief, damages, costs and fees to the same extent that, but not greater than, a court would have. The fees of the arbitrator shall be split between both parties equally, unless this would render this Section of Arbitration unenforceable, in which case the arbitrator shall apportion said fees so as to preserve enforceability. The arbitrator shall have exclusive authority to resolve all Arbitrable Claims, including, but not limited to, whether any particular claim is arbitrable and whether all or any part of this Agreement is void or unenforceable;

8.4           Continuing Obligations. The rights and obligations of the Executive and the Company set forth in this Section on Arbitration shall survive the termination of the Executive’s employment and the expiration of this Agreement.

9.           Prior Agreements; Conflicts of Interest. The Executive represents to the Company: (a) that there are no restrictions, agreements or understandings, oral or written, to which the Executive is a party or by which the Executive is bound that prevent or make unlawful the Executive’s execution or performance of this Agreement; (b) none of the information supplied by the Executive to the Company or any representative of the Company or placement agency in connection with the Executive’s employment by the Company misstated a material fact or omitted information necessary to make the information supplied not materially misleading; and (c) the Executive does not have any business or other relationship that creates a conflict between the interests of the Executive and the Company.

10.         Non-Competition and Non-Sollicitation.  The Executive agrees to be bound by and perform in accordance with the terms of the Confidentiality and Development Agreement attached as Exhibit A.

11.         Notices.  Notices and all other communications contemplated by this Agreement shall be in writing and shall be deemed to have been duly given when personally delivered or when mailed by overnight courier, U.S. registered or certified mail, return receipt requested and postage prepaid.  In the case of the Executive, mailed notices shall be addressed to the Executive at the address set forth above.  In the case of the Company, mailed notices shall be addressed to its corporate headquarters, and all notices shall be directed to the attention of its President. Each notice, request, claim, demand or other communication delivered or sent in the manner described above shall be deemed sufficiently delivered or sent at such time as it is delivered to the addressee (with the return receipt deemed exclusive evidence of such receipt) or at such time as delivery is refused by the addressee.

12.	Miscellaneous Provisions.

12.1         Authority. Each party hereto represents and warrants that it has full power and authority to enter into this Agreement and to perform this Agreement in accordance with its terms.

12.2         Governing Law.  Without reference to its conflict of laws provisions, this Agreement shall be construed, interpreted and enforced in accordance with the laws of the State of Texas and the Federal and State courts of Texas shall have exclusive jurisdiction with respect to any dispute arising herein subject to the provisions of Paragraph 8 and subject to any local legislation which may apply to the Executive’s employment in which case the said legislation shall apply only with reference to the matter governed therein, and shall not in any other way affect the governing law of the Agreement or the provisions hereof.  The parties irrevocably waive any objection to such venue based on forum nonconveniens or similar principle with respect to the exclusive jurisdiction of the Federal and State courts of Texas.

12.3         Successors and Assigns.  The rights, duties and obligations of a party hereunder may not be assigned, delegated or assumed without the prior written consent of the other party, and any such assignment shall be void and without effect, provided that the Company may assign this Agreement to any subsidiary thereof, without the Executive’s consent, and such assignment shall not constitute a termination of the Executive’s employment hereunder. Nothing herein shall cause a termination of this Agreement upon the acquisition, reorganization, or merger of the Company. This Agreement shall be binding upon and shall inure to the benefit of the parties hereto and each party’s respective successors or permitted assigns. Nothing herein shall be construed to confer upon any person not a party hereto any right, remedy or claim under or by reason of this Agreement.

12.4         Headings and Pronouns. The headings of the sections of this Agreement are for convenience of reference only and in no way define, limit or affect the scope or substance of any section of this Agreement.  All pronouns and any variations thereof shall be deemed to refer to the masculine, feminine, neuter, singular or plural as the identity of the entities or persons referred to any require.

12.5         Waiver.  No waiver of any breach of any term or provision of this Agreement shall be construed to be, or shall be, a waiver of any other breach of this Agreement. No waiver shall be binding unless recognized in writing and signed by the Chairman or the Board.

12.6         Counterparts.  This Agreement may be executed in several counterparts, each of which shall be an original, but all of which together shall constitute one and the same agreement.  It is not necessary that each party hereto execute the same counterpart.

12.7         Severability.  If any provision of this Agreement shall be determined, under applicable law, to be overly broad in duration, substantive scope or otherwise, such provision shall be deemed narrowed to the broadest terms permitted by applicable law and shall be enforced as so narrowed.  If any provision of this Agreement is nevertheless held invalid, void, or enforceable for any reason, the remaining provisions will nevertheless continue in full force and effect as if the invalid, void, or unenforceable provision had never been contained in this Agreement and the validity, legality and enforceability of the remaining provisions shall remain in full force and effect and shall in no way be affected, impaired or invalidated.

12.8         Amendment.  This Agreement may be amended only in writing executed by the Executive and an authorized representative of the Company.

12.9         Attorney’s Fees.  In the event of a dispute in any legal proceeding, the prevailing party shall be entitled to be reimbursed for its legal fees by the other party.

12.10       Finality of Agreement.  This Agreement, together with   the Restricted Stock Agreement, and the Confidentiality and Development Agreement, when executed by the parties, supersedes all other understand and agreements of the parties with respect to the matters discussed.

12.11       Independent Counsel.  The Executive represents and warrants to the Company that the Executive was advised to consult with independent legal counsel of the Executive’s own choosing concerning this Agreement and the agreements referred to herein and that Executive has either done so or has had a reasonable opportunity to do so and has chosen not to seek independent legal counsel.

IN WITNESS WHEREOF, the parties have executed this Agreement effective as of the day and year first set forth above.

“EXECUTIVE”

By: Freddy Holder, an individual

VERTICAL COMPUTER SYSTEMS, Inc.

By:
Richard Wade, President

Exhibit A
CONFIDENTIALITY AND DEVELOPMENT AGREEMENT

I understand that throughout my employment I will have access to Confidential Information pertaining to the business of Vertical Computer Systems, Inc. and its subsidiaries and/or affiliates (the “Company”). This Agreement reflects the entire understanding regarding such Confidential Information between me and the Company and is effective as of the date I first acquired knowledge of any Confidential Information. In consideration of my employment with the Company or my continued employment with the Company, as the case may be, and the payment to me of the salary or other compensation that I shall receive during my employment, I agree to the following terms and conditions:

1.        "CONFIDENTIAL INFORMATION" DEFINED: Confidential Information means any Company Intellectual Property (as defined below) or any Company Confidential Information (as defined below).  “Company Intellectual Property” means any Intellectual Property (as defined below) generated, developed, invented, created, conceived, reduced to practice, acquired, licensed by or on behalf of the Company.  “Intellectual Property” means any one or more of the following materials or intellectual property [(other than trademarks)] now existing or hereinafter developed: (a) unpatentable technical information, know-how, trade secrets, designs, techniques, drawings, diagrams, structures, prototypes, features, ideas, concepts, specifications; (b) inventions (whether patentable or unpatentable), and whether or not reduced to practice), patent applications, PCT patent applications, continuation patent application, continuation-in-part patent applications, divisional patent applications, any corresponding foreign patent applications that may claim a priority date of the patent applications referred to above, and patents that may be granted on any of the above, including reissue patents, reexamined patents and patent extensions based on those applications; (c) copyrightable works, copyrights and applications registrations and renewals in connection therewith; (d) mask works and applications, registrations and renewals in connection therewith; (e) Confidential Information; (f) computer software (including data and related documentation); (g) other proprietary rights; (h) licenses or other transfers of proprietary rights; (i) copies or tangible embodiments of any one or more of the foregoing; and (j) improvements, enhancements or modifications of, or embodying, or deriving from, any of the above.  Company Intellectual Property shall include, without limitation, the items described in Sections 6 and 7 of the Agreement.  The term “Company Confidential Information” shall mean all trade secrets and other proprietary information in written, graphic, oral, computer readable, or other tangible or intangible form, that was disclosed to or known by Executive as a consequence of or through his employment with the Company.  Company Confidential Information includes, but is not limited to, the following:  growth plans, financial performance data, strategic plans, customer or prospective customer lists, reports, market research, business development plans, financial or other business information, discoveries, inventions, improvements, works of authorship, know-how, and methods of operation or other trade secrets.  Company Confidential Information shall also include all information disclosed to Executive regarding past, present or future research, development, or business activities together with any information not entitled to protection under any statutory definition of trade secret but not yet in the public domain, processes, formulae, ideas, promotional and instructional materials, selling information, modifications, costs, and prices.

2.        FIDUCIARY RELATIONSHIP: I agree that a confidential and fiduciary relationship exists between me and the Company which means that I hold a position of trust at the Company with regard to all of the Company’s Confidential Information.

3.        RESTRICTIONS ON USE: No Confidential Information will be made available by me to anyone outside the Company (or to co-workers who do not have a valid reason to know) during or following my employment with the Company without the advance written permission of the Company. I shall also guard against inadvertent disclosure by avoiding discussing such matters where the conversation may be overheard by others, or by mentioning such matters in casual conversation. I also will not use any such Confidential Information, either during or at any time after my employment in any business other than the Company’s business. Finally, I agree not to remove from the Company’s premises, reproduce, summarize or copy any Confidential Information except as expressly required by the Company in order to enable me to perform my duties. I hereby acknowledge that the sale or unauthorized use or disclosure of any Confidential Information by any means whatsoever and at any time before, during, and after my employment with the Company may constitute unfair competition.

I understand and agree that I have a duty to respect the Confidential Information of others, including but not limited to my previous employer(s). I shall not disclose to the Company or use in its business any information of others that I know to be confidential unless consented to in writing by the owner of the Confidential Information. I also agree that I will not bring onto the Company’s premises any document that contains confidential or proprietary information belonging to others without express written consent of the owner.

4.        NON-COMPETITION:  During the Term of this Agreement and up through and including the date of any final payments made by the Company to the Executive pursuant to the Employment Agreement, the Restricted Stock Agreement, or the Phantom Units Agreement, the Executive shall not begin employment with, offer consulting services to, or otherwise become involved in, advise or participate on behalf of any other company, entity or individual, in the field of the Company;

5.        ANTI-SOLICITATION: In recognition of the need of the Company to preserve and protect its legitimate proprietary interest in its Confidential Information, I agree to honor the following representations consistent with the limitations of state law. During my employment, and for a period of one year immediately following the later of my termination (voluntary or otherwise) or the date of any final payments made by the Company to the Executive pursuant to this Agreement, I shall not solicit or induce or aid others to solicit any Company employee, consultant, or independent contractor to terminate their employment with the Company or to do anything, which violates their oral or written employment agreements with the Company. Further, during the one-year period following my employment with the Company or the date of any final payments made by the Company to the Executive pursuant to this Agreement, I agree not to solicit or induce or aid others in soliciting any Company customer to direct any business or prospective business or income from the Company or to stop or alter the manner in which such customers are doing business with the Company. After the one-year period following my termination or the date of any final payments made by the Company to the Executive pursuant to this Agreement, I shall remain bound by the other limitations of this Agreement, including those related to disclosure and use of Confidential Information.

6.        INVENTIONS AND INTELLECTUAL PROPERTY:

(a)         Any work of authorship created or conceived during my employment by the Company solely or jointly by me, or created wholly or in part by me, provided such developments are prepared within the scope of my employment shall, to the extent protectible under copyright law, be deemed "works made for hire." Accordingly, the Company is and shall forever be deemed the author and exclusive owner thereof, and has and shall have any and all right, title and interest of any kind or nature in the work.

(b)         I hereby assign (and agree to assign effective upon the making or conception) to the Company my entire right, title, and interest in any idea, invention, design of a useful article (whether the design is ornamental or otherwise), computer program and related documentation, and other work of authorship (all hereinafter collectively called "Developments"), made or conceived during my employment by the Company solely or jointly be me, or created wholly or in part by me, whether or not such Developments are copyrightable, patentable, or susceptible to other forms of protection, and provided that the Developments are (i) related to the actual or anticipated business or research or development of the Company, or (ii) are suggested by or result from any task assigned to me or work performed by me for or on behalf of the Company. (In the case of any "other work of authorship," such assignment shall be limited to those works of authorship which meet both conditions (i) and (ii) above.)  Excluded are Developments that I cannot assign to the Company because of an agreement made prior to my employment by the Company. I understand that I am affirmatively representing I have no such Developments unless I have listed them on the form following this Agreement.

(c)          In connection with any of the Developments assigned by the preceding paragraph, (i) I shall promptly disclose them to the Company’s management; and (ii) I will, on the Company’s request, without further consideration but at the Company’s expense, whether during or subsequent to employment by of title to the Company or its designee and do anything else reasonably necessary the Company, promptly execute a specific assignment to enable the Company or its designee to secure a patent, copyright, or other form of protection therefor in the United States and in other countries. If called upon to render such assistance after the termination of my employment, I will be entitled to a fair and reasonable per diem fee in addition to reimbursement of any expenses incurred at the request of the Company. If I fail or refuse to take the actions set forth in this paragraph to enable the Company or its designee to secure a patent, copyright or other form of protection therefor within fourteen (14) days of the Company’s request, the Company shall have and is hereby granted the right, authority, and power, which power is coupled with an interest, to execute the required documents in my name and as my attorney-in-fact.

(d)         I have identified on the attachment to this agreement all Developments not assigned by paragraph 5(b) above in which I have any right, title or interest, and which were made or conceived prior to the commencement of my employment with the Company solely or jointly by me, or written wholly or in part by me, whether or not previously identified to the Company (hereinafter referred to as "prior work"). I understand that I am affirmatively representing that I have no such Developments unless I have listed them on the form attached to this Agreement. I also understand that it is in my interest to establish that any of the above were made, conceived, or written before my employment by the Company. I also understand that I need not disclose these Developments in detail, but need only identify them by the titles and dates of documents describing them. If I wish to interest the Company in any of these Developments, I know I need to contact the Company’s Board of Directors, who will provide me with instructions for formally submitting them to the Company. If, without successfully completing the formal submission process, I incorporate a prior work owned by me or in which I have an interest into a Company product, processor other Development, the Company is hereby granted and shall have a nonexclusive, royalty-free, irrevocable, perpetual, worldwide license to make, have made, modify, revise, reverse decompile, use and sell such prior work as part of or in connection with such product, process or other Development or for any other purpose of any kind or nature for which the Company seeks to utilize such prior work.

(e)          I understand and agree that the decision whether or not to utilize any Development is within the Company’s sole and absolute discretion and the use thereof, if any, will be for the Company’s sole benefit. The Company and its licensees (direct and indirect) are not required to designate me as author of any Development assigned by paragraph 5(b) when distributed publicly. Neither non-utilization nor any other act, omission or event of any kind shall terminate or otherwise adversely affect the Company’s ownership of any Development.

(f)          I represent and warrant that any Development disclosed to the Company is wholly original and not copied in whole or in part from, or based on, any other work except that submitted by me to the Company or material in the public domain. I further represent that the material does not otherwise violate the rights of any other person or organization. I shall indemnify and hold harmless from and against all damages, losses, costs and expenses (including reasonable attorneys' fees and costs) which the Company or any of its successors, licensees or assigns may suffer or incur by reason of the breach of any of my warranties and representations.

(g)         I understand that under certain circumstances, my agreement to assign my rights in Developments under Paragraph 6(b) of this Agreement may be limited by Texas law.

7.        RETURN OF INFORMATION: I agree to immediately return all Confidential Information, including duplicate documents, in my possession to the Company upon termination of my employment or whenever management may otherwise require that such Confidential Information be returned. I also agree to return, upon termination or request, any and all records, data, notes, formulas, source and object computer codes, computer programs, reports, proposals, customer and other lists, correspondence, specifications, drawings, blueprints, sketches, materials, equipment, other documents or property, or reproductions of any of the aforementioned items in any form developed by me pursuant to my employment with the Company or otherwise belonging to the Company.

8.        NOTIFICATION REGARDING NEW EMPLOYMENT: In the event of the termination of my employment with the Company, I hereby agree that (i) prior to accepting a new job or business affiliation I shall notify my new employer or business affiliation of my rights and obligations under this Agreement, and (ii) prior to my departure from the Company, I shall give written notice to the Company of my decision, the identity and location of my new employer or business, and the job title of my new position.

9.        CONSEQUENCES OF VIOLATING THIS AGREEMENT: I recognize that if I violate the terms of this Agreement, the Company will be damaged and the amount of such damage cannot be adequately measured in monetary terms. Also, the parties agree that the services to be rendered by employee under this Agreement are of special, unique and extraordinary nature. Therefore, I agree that the Company, consistent with the provisions concerning the arbitration of claims (pursuant to my employment agreement or acceptance of employment and the terms of the employee handbook manual, as the case may be), shall be entitled to injunctive relief in addition to any other remedy available at law or in equity to prevent or redress any violation of the terms and conditions of this Agreement. I further understand that violation of this Agreement may render me subject to civil and criminal sanctions beyond whatever action is taken by the Company. I further acknowledge that any breach of any terms and conditions of this Agreement while I am employed by the Company may result in termination of my employment for cause.

10.      NOTICE.  Notices and all other communications contemplated by this Agreement shall be in writing and shall be deemed to have been duly given when personally delivered or when mailed by overnight courier, U.S. registered or certified mail, return receipt requested and postage prepaid.  In the case of the Executive, mailed notices shall be addressed to the Executive at the address set forth above.  In the case of the Company, mailed notices shall be addressed to its corporate headquarters, and all notices shall be directed to the attention of its President. Each notice, request, claim, demand or other communication delivered or sent in the manner described above shall be deemed sufficiently delivered or sent at such time as it is delivered to the addressee (with the return receipt deemed exclusive evidence of such receipt) or at such time as delivery is refused by the addressee.

11.      SEVERABILITY AND SAVINGS: If any provision of this Agreement shall be determined, under applicable law, to be overly broad in duration, substantive scope or otherwise, such provision shall be deemed narrowed to the broadest terms permitted by applicable law and shall be enforced as so narrowed.  If any provision of this Agreement is nevertheless held invalid, void, or enforceable for any reason, the remaining provisions will nevertheless continue in full force and effect as if the invalid, void, or unenforceable provision had never been contained in this Agreement and the validity, legality and enforceability of the remaining provisions shall remain in full force and effect and shall in no way be affected, impaired or invalidated.

12.      GOVERNING LAW: Without reference to its conflict of laws provisions, this Agreement shall be construed, interpreted and enforced in accordance with the laws of the State of Texas and the Federal and State courts of Texas shall have exclusive jurisdiction with respect to any dispute arising herein subject to any local legislation which may apply to the Executive’s employment in which case the said legislation shall apply only with reference to the matter governed therein, and shall not in any other way affect the governing law of the Agreement or the provisions hereof.  The parties irrevocably waive any objection to such venue based on forum nonconveniens or similar principle with respect to the exclusive jurisdiction of the Federal and State courts of Texas.

13.      WAIVER: No waiver of any breach of any term or provision of this Agreement shall be construed to be, or shall be, a waiver of any other breach of this Agreement. No waiver shall be binding unless recognized in writing and signed by the President or the Board of Directors of the Company.

14.      AUTHORITY:  I represent and warrant that I have the full power and authority to enter into this Agreement and to perform this Agreement in accordance with its terms.

15.      REQUIREMENTS FOR MODIFICATION: This Agreement, along with the Employment Agreement dated November 24,2010, reflects the entire agreement between me and the Company with respect to its subject matter. It supercedes all previous oral or written communications, representations, understandings, or agreements by or with the Company. It may not be changed or modified except by a written document signed by me and an authorized representative of the Company.  The Company may make reasonable changes applicable to all employees consistent with its best business judgment with thirty (30) days notice to me.

16.      GENERAL: This Agreement shall be binding upon and shall inure to the benefit of the parties hereto and each party’s respective successors or permitted assigns.

17.      INDEPENDENT COUNSEL.  The Executive represents and warrants to the Company that the Executive was advised to consult with independent legal counsel of the Executive’s own choosing concerning this Agreement and any agreements referred to herein and that Executive has either done so or has had a reasonable opportunity to do so and has chosen not to seek independent legal counsel.

I will comply, and do all things necessary for the Company to comply, with the laws and regulations of all governments, regulatory agencies, and licensing authorities under which the Company does business, and with provisions of contracts between any such government or its contractors and the Company, that relate to intellectual property or to the safeguarding of confidential information.

NAME: Freddy Holder

DATE: December 6, 2010

SIGNATURE